Exhibit 99.1
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
CANARGO ANNOUNCES AN EXTENSION OF THE EXPIRATION TIMES OF
ITS RIGHTS OFFERING
October 13, 2008, — Guernsey, Channel Islands — CanArgo Energy Corporation (OSE:CNR; AMEX:CNR) (“CanArgo” or the “Company”) announced today that it has been advised by certain of the underwriters of the Company’s Rights Offering that, in light of current market conditions, those underwriters are unable or unwilling, or may be unable or unwilling, to fulfill their underwriting obligations. The Company is currently considering its position. In the meantime, and particularly in view of the scheduled Norwegian Expiration Time of 5:30 p.m., CET, on October 14, 2008, the Company has determined to extend the scheduled expiration dates and times of the Rights Offering from 4:00 p.m., U.S. Eastern time on October 24, 2008, the scheduled U.S. Expiration Time, until 4:00 p.m., U.S. Eastern time on October 31, 2008, and from 5:30 p.m., CET, on October 14, 2008, the scheduled Norwegian Expiration Time, until 5:30 p.m., CET, on October 21, 2008.
The foregoing does not constitute an offer to sell or a solicitation of an offer to purchase any securities by the Company which offer can only be made pursuant to the registration statement filed pursuant to the Securities Act and in compliance with all other applicable securities laws and stock exchange rules and regulations.
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities

Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
US and NORWAY
Eric Cameron
Gambit H&K AS
Tel: +47 96 62 55 94
Email: canargo@hillandknowlton.com